Exhibit 5.1

April 25, 2023

Arbe Robotics Ltd.

107 HaHashmonaim St.

Tel Aviv-Yafo

Israel

Ladies and Gentlemen,

We are acting as Israeli counsel to Arbe Robotics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a prospectus supplement to the shelf registration statement on Form F-3 (File No. 333-269235) on or about April 25, 2023 (the “Registration Statement”, and the "Prospectus Supplement", respectively), relating to the registration, issuance and sale of up to 18,867,924 ordinary shares of the Company, par value NIS 0.000216 each (the “Ordinary Shares”), issuable pursuant to an open market sales agreement dated April 25, 2023 by and between the Company and Jefferies LLC (the “Sales Agreement”, and the “Offered Shares”, respectively.

In rendering the opinion set forth below, we have examined solely copies of: (i) the Articles of Association of the Company, as currently in effect; (ii) resolutions of the board of directors of the Company; and (iii) such other corporate records, agreements, registration statements, documents and other instruments, (iv) the Sales Agreement, and (v) such other corporate records, agreements, certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. Insofar as the opinions expressed herein involve factual matters, we have relied exclusively, without independent investigation or verification, upon certificates of, and other communications with, officers of the Company. We have also made inquiries of such officers, and such examinations of Israeli laws as we have deemed relevant and necessary in order to enable us to express the opinions hereinafter set forth.

In making the examination described above, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, conformity and completeness of all documents submitted to us and the legal capacity and due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate, we have assumed the veracity of all facts communicated to us by the Company and its officers, and we have assumed that all consents, resolutions and minutes of meetings of the Company’s board of directors, which have been provided to us are complete, true and accurate, have been properly prepared in accordance with the Company’s incorporation documents and all applicable laws and that there are no additional contrast consents, resolutions and minutes which have not been presented to us. We have also assumed that (i) prior to the issuance of any of Offered Shares under the Sales Agreement, the price, number of Offered Shares and certain other terms of issuance with respect to any specific issuance notice delivered under the Sales Agreement will be authorized and approved by the Company's board of directors or a pricing committee of the Company's board of directors in accordance with Israeli law (the “Corporate Proceedings”) and (ii) upon the issuance of any Offered Shares, the total number of Ordinary Shares issued and outstanding will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its amended and restated articles of association then in effect.

The opinions set forth herein are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and secured parties; (ii) the effect of general principles of equity, whether applied in a proceeding in equity or at law, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies; (iii) the exercise of judicial or administrative discretion; (iv) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (v) the effect of statutes of limitations.

Based upon the foregoing and in reliance thereon, assuming the completion of the Corporate Proceedings in connection with the delivery of a specific issuance notice pursuant to the Sales Agreement, we are of the opinion that the Offered Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters governed by the laws of the State of Israel, and we express no opinion with respect to the laws of any other country, state or jurisdiction or with respect to any matter governed by such laws. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, in respect of any other matters.

The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of any such changes or to update our opinions.

The opinions expressed herein represent the judgment of this law firm as to the legal matters addressed herein but they do not constitute guarantees or warranties as to how a court may rule on such matters and should not be construed as such.

This opinion shall be exclusively governed by the laws of the State of Israel under all and any circumstances, and under all and any proceedings shall be determined exclusively by the competent courts in the city of Tel Aviv, Israel. This opinion is rendered to you subject to, based and in reliance on your agreement to comply with the exclusive choice of law and jurisdiction contained herein and to refrain, under all and any circumstances, from initiating any proceedings or taking any legal action relating to this opinion outside the State of Israel.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

Very truly yours,

/s/ Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron
Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron